UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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MF Global Ltd.

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On June 19, 2009, MF Global Ltd. (“MF Global” or the “Company”) filed with the Securities and Exchange Commission (the “SEC”) a Preliminary Proxy Statement for the 2009 Annual Meeting of Shareholders of MF Global to be held on August 13, 2009 (the “Preliminary Proxy Statement”). The Preliminary Proxy Statement contains, among other things, a proposal to be submitted to MF Global’s shareholders to approve the implementation of a one-time share option exchange program for employees, other than the Company’s executive officers and directors (the “Option Exchange Program”). In connection with the Option Exchange program, the Company is providing the following documents to all employees:

•	E-mail from the Office of General Counsel to MF Global Management Committee, HR Personnel and IR/Communications team regarding communications guidelines for proposed share option exchange program

•	Employee Share Option Exchange Program – Frequently Asked Questions

•	Communication from Thomas Connolly, Global Head of Human Resources, dated June 19, 2009, regarding proposed share option exchange program

Neither the Preliminary Proxy Statement nor this filing constitutes an offer to holders of eligible options to exchange such options. MF Global will only commence an exchange offer, if at all, if the Company’s shareholders approve the proposed Option Exchange Program. MF Global will file a Tender Offer Statement on Schedule TO with the SEC upon the commencement of an exchange offer under the Option Exchange Program. Persons who are eligible to participate in the Option Exchange Program should read the Tender Offer Statement on Schedule TO and other related materials when those materials become available, because they will contain important information about the Option Exchange Program.

In connection with the proposal to be voted on by MF Global’s shareholders to approve the Option Exchange Program, MF Global has filed a Preliminary Proxy Statement with the SEC and intends to file other relevant materials with the SEC, including a definitive proxy statement. MF Global shareholders are urged to read such materials as and when they become available and before making any voting decision regarding the Option Exchange Program, because they will contain important information about the proposal to be voted on by shareholders with respect to the Option Exchange Program.

MF Global shareholders and option holders will be able to obtain the written materials described above and other documents filed by MF Global with the SEC free of charge from the SEC’s website at www.sec.gov. In addition, shareholders and option holders may obtain free copies of the documents filed by MF Global with the SEC by directing a written request to: MF Global Ltd., 717 Fifth Avenue, New York, New York 10022, Attention: Investor Relations.

E-mail from the Office of the General Counsel to

MF Global Management Committee, HR personnel

and IR/Communications team

Communication Guidelines for Proposed Share Option Exchange Program

To Management Committee, HR personnel and the IR/Communications team:

Today, we filed a preliminary proxy statement with the SEC which includes our intention to seek our shareholders’ approval to implement a one-time share option exchange program for some of our employees, not including our executive officers. All MF Global employees will receive an email from Mr. Tom Connolly, Global Head of Human Resources, later today with the announcement and a link to an FAQ.

If we receive the necessary shareholder approval for the proposal, the option exchange program would give eligible employees a one-time opportunity to exchange outstanding share options granted at the time of our initial public offering for a lesser number of restricted share units.

If we receive the necessary shareholder approval for the proposal at our annual general meeting of shareholders on August 13, 2009, we will provide you and all employees with an update. Once we set a launch date for the option exchange, we will provide further information regarding the program and will hold sessions with employees to provide them the information needed to make their decisions as to whether to participate and the details of how to do so.

You should know that option exchanges are governed by SEC rules and regulations. Accordingly, we are required to file with the SEC all written and recorded information provided on the option exchange program. Since you are a member of the Management Committee, a member of HR or a member of the IR/Communications team, you will likely be asked questions by employees or outside constituents. Communications between you and employees or outside constituents are subject to these SEC requirements.

Please use the communication guidelines below when responding to questions and comments. Failure to do so could result in MF Global having to take a series of complicated (and expensive) corrective actions. The Office of the General Counsel is asking for your strict adherence to the requirements below:

•

Prior to the commencement of the option exchange program, do not guarantee that the program will be commenced by the Company or, if commenced, will start by any given date. The program is subject to shareholder approval and, if approved, the decision regarding the implementation and timing of the program will be made by our board of directors or the compensation committee of the board of directors.

•

Do not answer any questions regarding the program via email or by leaving a voicemail. SEC rules require us to file all written and recorded communications made on behalf of MF Global about the option exchange program with the SEC on the date of the communication. SEC filings are expensive (so we want to minimize the number of filings we have to make). If incorrect information is given to employees or outside constituents (or some employees or outside constituents are given additional information that no one else has), we will have to take a series of complicated (and expensive) corrective steps.

•	If you forget and leave a voicemail or send an email about the program, please immediately contact Jacqueline Giammarco or James Ho in the Office of the General Counsel.

•

Do not give any advice about whether someone should participate in the program. Eligible holders of options should consult with their own tax, financial and legal advisors for advice regarding whether or not to participate in the program.

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Answer questions regarding the program only by referring people to the communication by Tom Connolly to all employees and the option exchange FAQ on Global Exchange (GX). Once the tender offer documents are filed with the SEC, you may refer employees to those filed materials, which will contain more information regarding the program.

•	If someone asks a question that is not covered by the materials we have provided, please refer them to Tom Connolly in HR, or Jacqueline Giammarco or James Ho in the Office of the General Counsel.

If you have any questions, please contact Tom Connolly in HR, or Jacqueline Giammarco or James Ho in the Office of the General Counsel.

MF GLOBAL LTD.

Employee Share Option Exchange Program

Frequently Asked Questions

What is the share option exchange program?

The program will offer eligible employees the opportunity to exchange share options that they received at the time of our initial public offering in July 2007 for new restricted share units (or RSUs). The new RSUs will have a fair value of approximately 82.5% of the fair value of the surrendered options.

Why are we proposing a share option exchange program?

There are several reasons why we think it is important to offer an exchange program at this time. First, the IPO share options are deeply out-of-the-money (their $30 strike price is substantially higher than our current share price), and have been for an extended period of time. Like many financial services companies, we have experienced a significant decline in our share price over the last 18 months. Given our short history with long-term incentives, we are deriving no incentive or retentive value from these options. Second, we need a competitive long-term incentive program to attract, retain and motivate talented staff, and without the exchange program, we have a limited share inventory left with which to make future awards.

Why are we exchanging share options for RSUs?

Restricted share units help reduce our dependency on share price appreciation to reward the contributions of our employees and reduce the number of shares necessary to achieve the same compensation objective.

Why are options being exchanged at 82.5% of their fair value?

The elements of our proposed exchange offer, including delivering new RSUs with a fair value having 82.5% of the fair value of surrendered options, are all considered best practices in implementing an exchange that shareholders can support. We have taken these best practices and what we believe makes the most sense for employees, the company and our shareholders into account in setting the terms of the exchange. Keep in mind that this value comparison is of the “fair value” of the surrendered options and new RSUs for accounting purposes. Because out-of-the-money options are being surrendered for RSUs, the new RSUs will have immediate “in the money” value (subject to vesting) as compared to no “in the money” value for the surrendered options.

Who is eligible to participate in the share option exchange program?

All currently active employees who were awarded share options at the IPO will be invited to participate, with the exception of our executive officers and directors. Former employees will also be ineligible to participate. In total, this exchange program will cover about 475 employees, holding approximately six million options.

What about options that were awarded at other times?

IPO options are the only options that will be included in this exchange program. These are the options that are the most out-of-the-money. All other share options will continue to vest and become exercisable in accordance with their original award agreements.

How will the share option exchange program work?

If our shareholders approve the employee share option exchange program, eligible employees will be invited to tender their existing share options in exchange for RSUs having a value of approximately 82.5% of the surrendered options. The actual exchange rate will be set on the basis of our share price at the time of the exchange, but based on our recent share price, the exchange program would require employees to tender about 12.6 options for every RSU that they receive; however the actual number will be set at the time of the exchange.

Will the RSUs have the same vesting schedule as the current IPO options?

No, the new RSUs will have a renewed vesting period that will vest ratably over a three year period following the new grant date.

What if employees choose not to participate?

They simply retain their original award. The IPO options will continue to vest in accordance with the original schedule, and all of their original terms and conditions will continue to apply.

When is the share option exchange program likely to be implemented?

As a publicly-traded company, we are subject to very specific regulatory requirements about how to structure and execute an exchange program. The proposed exchange program requires shareholder approval at our upcoming annual general meeting of shareholders on August 13, 2009. If we receive the required shareholder approval, we will have up to six months to implement the exchange program. The decision regarding the implementation and timing of the program will be made by our board of directors or the compensation committee of our board of directors.

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What should I do?

Right now there is nothing you need to do. The next step is shareholder approval of the proposed exchange program at our annual general meeting of shareholders on August 13, 2009. Assuming shareholders approve the exchange program and we set a date to begin the exchange program, you will receive detailed information providing you with everything you need to know to make a decision that is best for you. Employees need to make a decision on the basis of that information, and their individual circumstances. Accordingly, we will not take a position one way or the other as to whether you should participate in the exchange program.

What if I have other questions?

Contact Tom Connolly, Head of Human Resources, or Marc Serrilli, Head of Compensation & Benefits.

Key Legal Disclosure

The option exchange program described in these FAQs has not yet commenced and neither these FAQs nor the preliminary proxy statement constitutes an offer to holders of eligible options to exchange such options. We will only commence an exchange offer, if at all, if the company’s shareholders approve the proposed option exchange program. If the exchange program is approved by our shareholders, upon the commencement of the offer we will provide eligible employees with written materials explaining the full terms and conditions of the offer in a Tender Offer Statement on Schedule TO, and will also file these materials with the SEC. Employees who are eligible to participate in the option exchange program should read the Tender Offer Statement on Schedule TO, as well as any amendments and supplements, and other related materials as and when they become available, because they will contain important information about the exchange program.

In connection with the proposal to be voted on by our shareholders with respect to the exchange program discussed in these FAQs, we have filed a preliminary proxy statement with the SEC and intend to file other relevant materials with the SEC, including a definitive proxy statement. Our shareholders are urged to read such materials as and when they become available and before making any voting decision regarding the exchange program, because they will contain important information about the program.

MF Global shareholders and option holders will be able to obtain the materials described above and other documents filed by us with the SEC free of charge from the SEC’s website at www.sec.gov or by contacting us at: MF Global, 717 Fifth Avenue, New York, New York 10022, Attention: Investor Relations or InvestorRelations@mfglobal.com or by calling 1-800-596-0523.

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To all employees,

MF Global has been researching alternatives for addressing employee stock options that were granted in July 2007 as part of the initial public offering. These options carry a strike price of $30.00, which is significantly higher than our current share price. Earlier today, we filed a preliminary proxy statement with the SEC [(link)] with a proposal to the shareholders to implement an option exchange program. Shareholders will be asked to vote on a proposal to offer eligible employees an option exchange program at the annual general meeting of shareholders on August 13, 2009. If shareholders approve the proposal, we will have up to six months to implement the program.

Until the shareholders approve the proposal, there is nothing that you need to do. You can click here [(link)] for basic FAQs on the proposed exchange program. I will update you again following our annual general meeting in August.

Kind Regards,

Thomas Connolly

Legal disclosure

The option exchange program described in this note has not yet commenced and neither this note and related FAQs nor the preliminary proxy statement constitutes an offer to holders of eligible options to exchange such options. We will only commence an exchange offer, if at all, if the company’s shareholders approve the proposed option exchange program. If the exchange program is approved by our shareholders, upon the commencement of the offer we will provide eligible employees with written materials explaining the full terms and conditions of the offer in a Tender Offer Statement on Schedule TO, and will also file these materials with the SEC. Employees who are eligible to participate in the option exchange program should read the Tender Offer Statement on Schedule TO, as well as any amendments and supplements, and other related materials as and when they become available, because they will contain important information about the exchange program.

In connection with the proposal to be voted on by our shareholders with respect to the exchange program discussed in this note and related FAQs, we have filed a preliminary proxy statement with the SEC and intend to file other relevant materials with the SEC, including a definitive proxy statement. Our shareholders are urged to read such materials as and when they become available and before making any voting decision regarding the exchange program, because they will contain important information about the program.

MF Global shareholders and option holders will be able to obtain the materials described above and other documents filed by us with the SEC free of charge from the SEC’s website at www.sec.gov or by contacting us at: MF Global, 717 Fifth Avenue, New York, New York 10022, Attention: Investor Relations or InvestorRelations@mfglobal.com or by calling 1-800-596-0523.